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MINNESOTA LIFE                                   VARIABLE EARLY VALUE AGREEMENT

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Minnesota Life Insurance Company -
400 Robert Street North - St. Paul, Minnesota 55101-2098
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This agreement is a part of the policy to which it is attached; it is subject to all its terms and conditions. This agreement is effective as of the policy date of this policy.

WHAT DOES THIS AGREEMENT PROVIDE?

We will waive a portion of the first-year sales load and the underwriting charge which we assess against the base premium in effect when this policy is issued. The waived amount of the first-year sales load and the underwriting charge are shown on page 1. Any first-year sales loads or underwriting charges assessed when you adjust the policy will not be waived.

IS THERE A PREMIUM FOR THIS AGREEMENT?

Yes. The annual premium for this agreement is shown on page 1. This premium will be payable for the period shown on page 1.

WHAT EFFECT WILL THE WAIVED CHARGES HAVE ON YOUR NET PREMIUMS?

This agreement will increase the net premiums allocated to either the guaranteed principal account or to the separate account in the first policy year.

WHEN DOES/WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on the earliest of:

     (1) the date any premiums due for this policy remain unpaid at the end of the grace period; or

     (2)  the date the policy is continued as extended term insurance; or

     (3)  the date this policy matures, is surrendered, or otherwise terminates.

/s/  Dennis E. Prohofsky                    /s/  Robert L. Senkler
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Secretary                                                             President


MHC-98-940 Variable Early Value Agreement